Exhibit 18.1

March 11, 2014

Ruth’s Hospitality Group, Inc.

Orlando, Florida

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Ruth’s Hospitality Group, Inc. and subsidiaries, (the “Company”) as of December 29, 2013 and December 30, 2012, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2013, and have reported thereon under date of March 11, 2014. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2013. As stated in Note 2 to those consolidated financial statements, the Company changed its method of accounting for recognizing gift card breakage income from a method which deferred recognition of gift card breakage income until redemptions were deemed remote to a method which recognizes gift card breakage income over the period of actual gift card redemptions in proportion to actual redemptions of gift cards and states that the newly adopted accounting principle is preferable in the circumstances because the new method better reflects the gift card earnings process resulting in the recognition of gift card breakage income over the period of gift card redemption.

In accordance with your request, we have reviewed and discussed with the officials of the Company the circumstances and business judgment and planning upon which the decision to make these changes in the methods of accounting was based.

With regard to the aforementioned accounting changes, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted methods of accounting are preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP